CHAPMAN AND CUTLER LLP                                 111 WEST MONROE STREET
                                                      CHICAGO, ILLINOIS 60603



                               December 20, 2010



First Trust Series Fund
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187


Re:                   First Trust Series Fund

Ladies and Gentlemen:

     We have served as counsel for the First Trust Series Fund (the "Trust"), which proposes to offer and sell shares of its series (the "Shares"), First Trust Preferred Securities and Income Fund and First Trust/Confluence Small Cap Value Fund (each, a "Fund," and collectively, the "Funds"), in the manner and on the terms set forth in Pre-Effective Amendment No. 1 and Amendment No. 1 to its Registration Statement on Form N-1A filed on December 20, 2010 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended, respectively.

     In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Bingham McCutchen LLP issued to the Trust or Trust's counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     The Shares of each Fund may be issued from time to time in accordance with the Trust's Declaration of Trust dated July 9, 2010 and the Trust's By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by each Fund of the purchase price, and such Shares, when so issued and sold by each Fund, will be validly issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of each Fund may under certain circumstances be held personally liable for its obligations.


December 20, 2010
Page 2



     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-168727) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.


                                             Respectfully submitted,

                                             /s/ Chapman and Cutler LLP

                                            CHAPMAN AND CUTLER LLP